Paritz & Company, P.A.

15 Warren Street, Suite 25
Hackensack, NJ 07601
(201) 342-342-7753
Fax: (201) 342-7598
E-mail: paritz@paritz.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

K2 Design & Strategy, Inc.

108 West 13th Street

Wilmington, DE 19801

Gentlemen:

We consent to the use in this Amendment No. 3 to the Registration Statement on Form S-1/A of our report dated April 2, 2014 relating to the financial statements of K2 Design & Strategy, Inc. as of February 28, 2014, and for the period from February 14, 2014 (inception) to February 28, 2014, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paritz & Company, P.A.

Paritz & Company, P.A.

Hackensack, New Jersey

June 27, 2014